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AIM LIMITED MATURITY TREASURY FUND                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2010
FILE NUMBER :      811-05686
SERIES NO.:        2

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
72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $   179
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class A2              $   219
          Class Y               $    24
          Institutional Class   $   102

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.0192
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class A2               0.0253
          Class Y                0.0344
          Institutional Class    0.0413

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 8,434
        2 Number of shares outstanding of a second class of open-end company shares
          (000's Omitted)
          Class A2                8,175
          Class Y                   894
          Institutional Class     2,725

74V.    1 Net asset value per share (to nearest cent)
          Class A               $10.52
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class A2              $ 10.52
          Class Y               $ 10.52
          Institutional Class   $ 10.53
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